UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2023

The AZEK Company Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39322	90-1017663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 W Fulton Street 350 Chicago, Illinois		60607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 275-2935

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	AZEK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2023, The AZEK Company Inc. (the “Company”) announced that on September 14, 2023, its Board of Directors (the “Board”) appointed Harmit Singh and Pamela Edwards as independent directors. Harmit Singh has also been appointed to the Company’s Compensation Committee and Pamela Edwards has been appointed to the Company’s Audit Committee. The Company also announced that Bennett Rosenthal, a Co-Founder, Director and Partner of Ares Management Corporation and Chairman of the Ares Private Equity Group, Natasha Li, Partner in the Ares Private Equity Group, Ashfaq Qadri, Managing Director within the Equities Division at Ontario Teachers’ Pension Plan, and Fumbi Chima has each resigned from the Board, effective September 14, 2023. None of these resignations was the result of any dispute or disagreement with the Company or the Board. In connection with these changes, the Board also decreased the size of the Board from ten to eight members.

Harmit Singh (no relation to Jesse Singh, the Company's Chief Executive Officer and President) currently serves as the Chief Financial and Growth Officer of Levi Strauss & Co. (NYSE: LEVI) where he is responsible for managing finance, strategy, information technology, strategic sourcing, real estate and global business services functions globally. Previously, Mr. Singh was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation from August 2008 to December 2012. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of global leadership roles, including Senior Vice President and Chief Financial Officer of Yum Restaurants International. Before joining Yum!, Mr. Singh worked in various financial capacities for American Express India & Area Countries. Mr. Singh also served on the board of directors and the audit committees of Buffalo Wild Wings Inc. and OpenText Corporation. Mr. Singh received a B.A. in Commerce from the University of Delhi (India) and is a Chartered Accountant from the Institute of Chartered Accountants of India.

Pamela Edwards previously served as Executive Vice President and Chief Financial Officer of Citi Trends, Inc. (NASDAQ: CTRN) from January 2021 until April 2022. Prior to that, Ms. Edwards held various roles at L Brands Inc., one of the world’s leading specialty retailers, including as Chief Financial Officer and Executive Vice President of its Mast Global division from April 2017 to September 2020, Chief Financial Officer of its Victoria’s Secret division (n/k/a Victoria’s Secret & Co. (NYSE: VSCO)), from 2007 to April 2017, and Chief Financial Officer of its Express division from 2005 to 2007. Prior to that, Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck and Kraft Foods. Ms. Edwards currently serves on the Board of Directors of NMG Holding Company, Inc. (formerly known as Neiman Marcus Group LLC), where she is Chair of the Audit Committee, and Hibbett, Inc. (NASDAQ: HIBB). Ms. Edwards is also NACD Directorship Certified®.

There are no arrangements or understandings between Mr. Singh or Ms. Edwards and any other person pursuant to which Mr. Singh or Ms. Edwards was selected as a director, and there are no transactions between either Mr. Singh or Ms. Edwards and the Company that would require disclosure under Item 404(a) of Regulation S-K. Neither of Mr. Singh or Ms. Edwards has any family relationships with any executive officer or director of the Company. Each of Mr. Singh and Ms. Edwards will receive the standard compensation amounts payable to non-employee directors of the Company and will enter into the Company’s standard form indemnification agreement for directors and officers. For a description of the Company’s director compensation policy and standard form indemnification agreements, see the sections titled “Non-Employee Director Compensation” and “Director and Officer Indemnification Agreements” as set forth in the Company’s most recent definitive proxy statement as filed with the U.S. Securities and Exchange Commission on January 17, 2023.

Item 7.01 Regulation FD Disclosure.

The September 18, 2023 press release announcing the changes to the Company’s Board is being furnished with this Current Report on Form 8-K as Exhibit 99.1. The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated September 18, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The AZEK Company Inc.

Date: September 18, 2023	By:	/s/ Morgan Walbridge
Morgan Walbridge
Senior Vice President, Chief Legal Officer and Secretary